Exhibit 10.31
[Navitas Semiconductor Letterhead]

August 15, 2022
TO: Ranbir Singh
Dear Ranbir:
In connection with Navitas Semiconductor’s expected acquisition of GeneSiC Semiconductor Inc. (“GeneSiC”), we are pleased to extend an offer of employment to you for the position of Executive Vice President, GeneSiC Business, reporting directly to Gene Sheridan, President and Chief Executive Officer. This offer is conditioned upon the closing of the acquisition of GeneSiC by Navitas Semiconductor (the “Closing”), in accordance with the definitive Agreement and Plan of Merger governing that transaction (the “Merger Agreement”). If the Closing occurs, your employment with Navitas (as defined below) will be subject to your agreement with the terms and conditions set forth in this letter and to completion of certain procedural requirements, as more fully explained below. Certain capitalized terms used in this letter agreement have the meanings given when they are first used, or as set forth on page 5.
Effect of Acquisition and Transition to New Employer
As a result of the acquisition, the GeneSiC business will continue to operate as a separate, wholly owned subsidiary of Navitas Semiconductor Corporation (“Parent”). In your role you will continue to work on behalf of the GeneSiC business and perform the duties and responsibilities set forth below. However, in order to provide you with the same payroll and benefits administration as other Navitas employees in the United States, beginning on August 15, 2022 (your “Start Date”) you will become an employee of Navitas Semiconductor USA, Inc. (“Navitas”), a wholly owned subsidiary of Parent, or by a professional employer organization under contract with Navitas. Your employment with GeneSiC will end at the same moment in time that your employment with Navitas begins.
Principal Place of Employment
Your principal place of employment will remain the same as it was with GeneSiC. Duties and Responsibilities
In your capacity as Executive Vice President, GeneSiC Business, you will have duties and responsibilities that are commensurate with that role, including without limitation the oversight and general management of, and P&L responsibility for, Parent’s worldwide silicon carbide- related technology and products, subject to the oversight of the Chief Executive Officer and board of directors of Parent (the “Board”). In this capacity you will also have the duties, authority and responsibilities commensurate with those of an executive officer of a public corporation, including participation in discussions and decision-making regarding the corporate strategy, business development, mergers and acquisitions and other aspects of Parent’s overall development and growth, in each case as relevant to your role and consistent with the management practices of Parent. You agree to devote your full business time, attention and best

Ranbir Singh
August 15, 2022

efforts to the performance of your duties and to the furtherance of Parent’s and its Affiliates’ interests. Notwithstanding the foregoing, nothing in this letter shall preclude you from devoting reasonable periods of time to charitable and community activities, managing personal investments, and, subject to Parent board approval, which will not be unreasonably withheld, serving on boards of other companies (public or private) not in competition with Parent or any of its subsidiaries, provided that none of these activities interferes with the performance of your duties or creates a conflict of interest.
Base Salary
In consideration of your services to Navitas and Parent, you will be paid an initial base salary of
$350,000 per year, subject to review annually, payable semi-monthly in accordance with Navitas’ standard payroll practices and subject to all withholdings and deductions as required by law.
Annual Bonus
During your employment, you will be eligible to participate in Parent’s annual bonus plan at a target bonus opportunity level of 50% of base salary, with a maximum payout opportunity of 70% of base salary. Actual bonus payments for any given year will be paid prior to March 15 of the following year, either in cash or, at the election of Navitas, vested restricted stock units (“RSUs”) and will be determined based on a combination of corporate and individual performance (including, in your case, performance of the GeneSiC business) against applicable performance goals established by the Board, and will be subject to the terms of Parent’s annual bonus program. For 2022, your bonus would be pro-rated based on the number of days of the year that follow Parent’s acquisition of GeneSiC. Under the bonus program, you must remain continuously employed through the end of the applicable calendar year to be eligible to receive an annual bonus for that year.
Long-Term Incentive Performance Award
In connection with your employment with Navitas, and as an incentive for you to remain with us following the acquisition, you will receive a long-term incentive performance award (“LTIP Award”) of 3,250,000 nonqualified stock options, which will be granted under and subject to the Navitas Semiconductor Corporation 2021 Equity Incentive Plan (the “Equity Plan”) and a stock option award agreement entered into under the Equity Plan reflecting terms and conditions not inconsistent with this letter (the “Award Agreement”). Your LTIP Award will be granted on the Closing Date with an exercise price per share equal to the higher of $10.00 or the closing price per share of Parent common stock on the Closing Date, and will be subject to stock price and operating performance conditions and other terms set forth in the Award Agreement.
Termination of GeneSiC Benefits and Perquisities
As of and following your Start Date, you will no longer receive any of the benefits or perquisites you received as an employee of GeneSiC. Instead, you will receive the benefits and perquisites from Navitas described in this letter. By accepting this offer of employment from Navitas, you acknowledge and agree that from and after the Closing Date you will no longer receive, or be entitled to receive, any benefits or perquisites that were previously provided or available to you as an employee of GeneSiC, including but not limited to any bonus or profit-sharing payments.

Ranbir Singh
August 15, 2022

Benefits and Perquisites
From and after the Closing Date, you will be eligible to participate in the employee benefit plans and programs generally available to executive officers employed by Navitas, including group medical, dental, vision and life insurance, disability benefits, and other benefits, subject to the terms and conditions of such plans and programs. You will be entitled to three weeks of paid vacation in accordance with Navitas policies in effect from time to time. You will also be entitled to the fringe benefits and perquisites that are made available to other similarly situated executives, each in accordance with and subject to the eligibility and other provisions of such plans and programs. Navitas reserves the right to amend, modify or terminate any of its benefit plans or programs at any time and for any reason.
Withholding
All forms of compensation paid to you as an employee of Navitas shall be less all applicable withholdings.
At-will Employment
Your employment with Navitas will be for no specific period of time. Rather, your employment will be at-will, meaning that you or Navitas may terminate the employment relationship at any time, with or without cause, and with or without notice and for any reason or no particular reason. Although your compensation and benefits may change from time to time, the at-will nature of your employment may only be changed by an express written agreement signed by an authorized officer of Navitas.
Severance/Change in Control Severance
If your employment with Navitas is involuntarily terminated without Cause or by you for Good Reason, then, subject to your execution and non-revocation of a release of claims in a form provided by Navitas, you will be eligible to receive severance in accordance with the Navitas Semiconductor Severance Plan (“Severance Plan”). As we have discussed, the Severance Plan is in the process of being finalized in consultation with, and subject to the approval of, the compensation committee of the Board, but in any event if your employment is terminated by Navitas without Cause or by you for Good Reason, you will be entitled to severance benefits (whether provided for under the final Severance Plan or otherwise) which are both (i) consistent with those of a public company of similar size and type as Parent, and (ii) no less favorable to you than those set forth in the attached Severance Schedule. To the extent the Severance Plan provides for severance benefits more favorable to your position or to any other C-level executive at the company, such improved benefits will be extended to you.
Section 409A
This offer letter is intended to comply with Section 409A of the Internal Revenue Code (“Section 409A”) or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this offer letter, payments provided under this offer letter may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this offer letter that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For

Ranbir Singh
August 15, 2022

purposes of Section 409A, each installment payment provided under this offer letter shall be treated as a separate payment. Any payments to be made under this offer letter upon a termination of employment shall only be made upon a “separation from service” under Section 409A. Notwithstanding the foregoing, Navitas makes no representations that the payments and benefits provided under this offer letter comply with Section 409A and in no event shall Navitas be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by you on account of non-compliance with Section 409A.
Notwithstanding any other provision of this offer letter, if any payment or benefit provided to you in connection with termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A that is not exempt from Section 409A as a short-term deferral or otherwise, and you are determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of your termination date (the “Specified Employee Payment Date”) or, if earlier, on the date of your death. The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date and interest on such amounts calculated based on the applicable federal rate published by the Internal Revenue Service for the month in which your separation from service occurs shall be paid to you in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.
Governing Law
This offer letter shall be governed by the laws of Virginia, without regard to conflict of law principles.
Contingent Offer
This offer is contingent upon:
a.Verification of your right to work in the United States, as demonstrated by your completion of an I-9 form upon hire and your submission of acceptable documentation (as noted on the I-9 form) verifying your identity and work authorization within three days of your Start Date. For your convenience, a copy of the I-9 Form’s List of Acceptable Documents is enclosed for your review.
b.Your execution of Navitas’ customary confidentiality and invention assignment agreement and policy acknowledgements.
This offer will be withdrawn if any of the above conditions are not satisfied. Representations
By accepting this offer, you represent that you are able to accept this job and carry out the work that it would involve without breaching any legal restrictions on your activities, such as non- competition, non-solicitation or other work-related restrictions imposed by a current or former employer (other than GeneSiC). You also represent that you will inform Navitas about any such restrictions and provide Navitas with as much information about them as possible, including any agreements between you and any such former employer (other than GeneSiC) describing such restrictions on your activities.

Ranbir Singh
August 15, 2022

Certain Definitions
“Affiliate” has the meaning defined in the Merger Agreement.
“Cause” means (i) any material violation of the terms of any of Parent’s or its Affiliates’ material policies or procedures or codes of conduct that have been provided to you, provided that, if such violation is capable of cure, you have been given written notice of the violation and 30 days to cure such violation as determined in the reasonable discretion of the Board, (ii) your conviction of, or plea of nolo contendere to, a felony or any crime involving fraud, embezzlement or any other act of moral turpitude, (iii) your gross negligence or willful misconduct in performance of your duties, provided that, if such violation is capable of cure, you have been given written notice of the violation and 30 days to cure such violation as determined in the reasonable discretion of the Board, (iv) your material breach of this Agreement or any other agreement with Navitas or any of its Afiliates, provided that if such breach is capable of cure you have been given written notice of the violation and 30 days to cure such violation as determined in the reasonable discretion of the Board, or (v) your willful failure or refusal to perform your duties and responsibilities pursuant to this agreement, or your failure to follow any reasonable and lawful directive from the Board, provided that if such failure or refusal is capable of cure you have been given written notice of the violation and 30 days to cure such violation as determined in the reasonable discretion of the Board.
“Good Reason” means (i) a material reduction in your base salary or annual bonus opportunity (unless either such reduction is made as part of, and is generally consistent with, a general reduction of the base compensation of similarly situated Parent executives) or any failure to grant the equity awards described herein, (ii) a breach by Navitas of a material provision of this Agreement, (iii) for as long as you have a right to such nomination under the Merger Agreement, failure to nominate or renominate you for election to the Board at any annual meeting of stockholders of Parent at which your term as director is scheduled to expire, (iv) requiring you to report to anyone other than the CEO of Parent or the Board, (v) substantial diminution in your duties, responsibilities or authority, or (vi) a transfer of your primary workplace that increases your one-way commuting distance by more than 20 miles as compared to its the date of this Agreement. Good Reason will not be deemed to have occurred unless you provide written notice to Parent of any conduct or event claimed by you to constitute Good Reason within thirty (30) days after such conduct or event, and if such condition can be cured, Parent will have thirty (30) days after its receipt of such notice to cure the condition.
[Signature Page Follows]

Ranbir Singh
August 15, 2022

We are excited about you joining our team!
To accept this offer of employment, please sign below and return this letter to the undersigned officer of Navitas.

Yours very truly,
NAVITAS SEMICONDUCTOR CORPORATION

By:/s/ Gene Sheridan
    Gene Sheridan
    President and Chief Executive Officer

NAVITAS SEMICONDUCTOR USA, INC.

By:/s/ Gene Sheridan
    Gene Sheridan
    President and Chief Executive Officer

Acceptance of Offer
I have read and understood and I accept all the terms of the offer of employment as set forth in the foregoing letter. I have not relied on any agreements or representations, express or implied, that are not set forth expressly in the foregoing letter or in the Merger Agreement, and this letter supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to the subject matter of this letter.

Signed .....................................................
Ranbir Singh

Date ........................................................

Ranbir Singh
August 15, 2022

We are excited about you joining our team!
To accept this offer of employment, please sign below and return this letter to the undersigned officer of Navitas.

Yours very truly,
NAVITAS SEMICONDUCTOR CORPORATION

By:
    Gene Sheridan
    President and Chief Executive Officer

NAVITAS SEMICONDUCTOR USA, INC.

By:
    Gene Sheridan
    President and Chief Executive Officer
Acceptance of Offer
I have read and understood and I accept all the terms of the offer of employment as set forth in the foregoing letter. I have not relied on any agreements or representations, express or implied, that are not set forth expressly in the foregoing letter or in the Merger Agreement, and this letter supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to the subject matter of this letter.

Signed: /s/ Ranbir Singh
    Ranbir Singh

Date: Aug 14, 2022

Ranbir Singh
August 15, 2022

Severance Schedule

	Non Change of Control	Within 12 Months After Change of Control
Severance Amount	Base salary: 12 months	Base salary: 24 months Pro-rata bonus at target
Equity Award Treatment	No acceleration	All equity awards fully accelerated Performance awards are accelerated at actual performance
Health Benefits Continuation	12 months	24 months